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                                                                EXHIBIT 9(a)




                            AMENDED AND RESTATED
                        ACCOUNTING SERVICES AGREEMENT



          AGREEMENT made this 7th day of February, 1992 between THOMPSON, UNGER & PLUMB FUNDS, INC., a Wisconsin corporation (the "Fund"), and Thompson, Unger & Plumb, Inc., a Wisconsin corporation ("TUP").


                                   WITNESSETH


          WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and is authorized to issue its shares of capital stock in one or more series, as designated from time to time by the Fund's Board of Directors;

          WHEREAS, the Fund has retained TUP to render investment advisory and administrative services to various series of the Fund and TUP has agreed to render such services;

          WHEREAS, the Agent and the Fund have entered into an Accounting Services Agreement, dated March 13, 1987, pursuant to which TUP provides certain accounting services to the only series currently offered by the Fund; and

          WHEREAS, TUP and the Fund wish to amend and restate the Accounting Services Agreement to provide that TUP will provide similar services to such additional series of the Fund as may from time to time be designated by the Fund's Board of Directors and with respect to which the Fund's Board of Directors requests such services from TUP and TUP consents to so serve.

          NOW THEREFORE, in consideration of the premise and mutual covenants hereinafter set forth, the parties hereto agree as follows:


     1. APPOINTMENT. The Fund hereby appoints TUP to act as accounting services agent to provide the services described herein regarding accounting, bookkeeping and pricing of shares (the "Services") for the periods and on the terms herein set forth, for each series of the Fund identified on Attachment A to this Agreement, as modified from time to time by the mutual consent of the parties (the "Series"). TUP accepts such appointment and agrees to render the Services for the compensation herein provided.


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     2.   SERVICES.

          (a) TUP shall prepare the financial statements of each Series at the times and in the form as required by the 1940 Act, and TUP shall also prepare financial statements for each Series at such times (not more frequently than monthly) and in such form as the Fund may reasonably request. In so preparing the financial statements, each Series shall have, at the Fund's expense, the assistance of the Fund's independent public accountants.

          (b) TUP shall maintain and keep current all of the accounts, books and other documents specified in paragraph (a) and in paragraphs (b)(1) through (8) of Rule 31a-1 under the 1940 Act except for those maintained pursuant to the Custodian Agreement With Bank and Shareholder Servicing Agent Agreement, each of which is between the Fund and First Wisconsin Trust Company and is dated June 6, 1986, as amended and restated as of the date of this Agreement.

          (c) TUP shall calculate the net asset value per share of each Series at the times and in the manner described in the Fund's Prospectus and Statement of Additional Information, as presently in effect, and as amended, supplemented and/or superseded from time to time (hereinafter referred to, respectively, as the "Prospectus" and the "Additional Statement"). In so calculating the net asset value per share of each Series, TUP shall be responsible for determining the value of the portfolio securities of each Series in the manner described in the Prospectus and Additional Statement. If an independent pricing service is used by TUP to determine such values, the expense of such service shall be borne by the appropriate Series. TUP shall prepare and maintain price make-up sheets and such other records as are necessary to reflect the determination of the net asset value per share for each Series.

          (d) TUP agrees that all books, accounts and other documents which it maintains for each Series are the property of the Fund and it will surrender promptly to the Fund any of such books, accounts and other documents upon the Fund's request. Such books, accounts and other documents shall be maintained by TUP in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the 1940 Act.

          (e) In addition, TUP shall maintain such staff and employ or retain such personnel and consult with such other persons as shall from time to time be reasonably necessary to perform the Services .

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          (f) TUP shall provide the Fund with such office space, facilities and equipment as shall be reasonably necessary to perform the Services.

          (g) TUP, in the performance of its duties hereunder, shall act in conformity with the Prospectus and Additional Statement and with the instructions and directions of the Board of Directors of the Fund, and will comply with and conform to the requirements of the 1940 Act, the Investment Advisers Act of 1940 and all other applicable federal and state laws, regulations and rulings.

          (h) TUP shall render to the Board of Directors of the Fund such periodic and special reports as the Board may reasonably request.


     3. EXPENSES. During the term of this Agreement, TUP will pay all costs incurred by it in connection with the performance of the Services except as otherwise expressly provided herein.

     4. COMPENSATION. As full compensation for TUP providing the Services and assuming the expenses pursuant to this Agreement, each Series will pay TUP a fee equal to $60 per day for each day on which the Series' net asset value per share is determined. The foregoing fee will be payable monthly.

     5. DURATION AND TERMINATION. This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party on 60 days' written notice to the other party. The Fund may also terminate this Agreement with respect to any one or more Series of the Fund on 60 days' written notice to TUP, without affecting the effectiveness hereof with respect to any other Series.

     6. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Wisconsin and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. This Agreement supersedes any prior agreement between the parties with respect to the subject matter hereof.



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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.




Attest:                                 THOMPSON, UNGER & PLUMB
                                        FUNDS, INC.


/s/ Thomas G. Plumb                     By: /s/ Raymond F. Unger
--------------------------              ------------------------------
Thomas G. Plumb, Secretary                 Raymond F. Unger, President


Attest:                                 THOMPSON, UNGER & PLUMB, INC.



/s/ Connie M. Redman                    By: /s/ John W. Thompson
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Connie M. Redman, Secretary                John W. Thompson, President




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                              ATTACHMENT A


          This Agreement shall apply with respect to the following Series of the
Fund:


          1.  The Thompson, Unger & Plumb Growth Fund.

          2.  The Thompson, Unger & Plumb Balanced Fund.

          3.  The Thompson, Unger & Plumb Bond Fund.


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